UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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VERIZON COMMUNICATIONS INC.

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Explanatory Note

The following communications are expected to be sent on or after April 1, 2013, to certain shareholders of Verizon Communications Inc. and certain proxy advisory firms, respectively.

[Verizon Communications Inc. letterhead]

[Date]

[Address]

Dear Investor:

I am writing to briefly share with you Verizon’s achievements in 2012 and ask you to consider and support the Board’s positions on the proposals contained in the 2013 proxy statement, a copy of which is enclosed.

Creating Shareholder Value

Verizon’s 2012 results reflect our fundamental financial strength and our commitment to growing shareholder value. Revenues totaled $115.8 billion, up 4.5%, and we generated $31.5 billion in cash flow from operating activities. With these healthy cash flows we invested approximately $16.2 billion in our networks and paid $5.2 billion in dividends, which included a 3% dividend increase, our 6th dividend increase in as many years. Overall, Verizon’s total return to shareholders for 2012 was 13.2%, compared with 10.2% for the Dow Jones Industrial Average.

These results are consistent with our goal of driving long-term shareholder returns. The chart below reflects how $100 invested in Verizon stock on December 31, 2007 would have grown to $140.15 on December 31, 2012, with dividends reinvested quarterly. It also shows how $100 invested in the Related Dow Peers* (as described on page 38 of the proxy statement) and $100 invested in the S&P 500 Index on December 31, 2007, with dividends reinvested, would have grown over the same five-year period.

Comparison of Five-Year Cumulative Total Shareholder Return

*	Total shareholder return based on equal weighting methodology.

Executing on Strategic Initiatives

In 2012, we also seized opportunities in our key strategic growth areas of wireless data, wireline data, and strategic services. We exceeded our already aggressive roll-out schedule for the 4G LTE wireless network by covering 476 markets and over 273 million people and having almost 50% of our wireless data traffic on our LTE network by the end of the year. With our groundbreaking “Share Everything Plan” we were the first wireless carrier to move to account-based wireless billing, thereby establishing the business model for the future growth of consumer-oriented wireless data devices. We expanded our FiOS penetration to 33% for video and 37% for Internet service, and we expanded our enterprise strategic services business through the acquisition of Hughes Telematics.

Management Say on Pay Proposal (Item 3 on the Proxy Card)

Since 2009 Verizon’s shareholders have had an opportunity to cast an advisory vote related to Verizon’s executive compensation. Based on favorable vote results in each of the past four years and direct positive feedback from shareholders through our semi-annual shareholder outreach program, we believe that Verizon’s executive compensation program deserves your support again this year.

Focus on Performance

Approximately 90% of our executives’ annual compensation opportunity is variable, at risk and incentive-based. For 2012, the Verizon Short-Term Incentive awards were paid at 90% of the target opportunity, based on Verizon’s results as compared to the challenging performance goals established by the Committee at the beginning of the plan year. For the three-year performance period ending in 2012, Verizon’s relative Total Shareholder Return (TSR) was outstanding, ranking at the 94th percentile of the companies in the Related Dow Peers and resulting in a payout for the 2010-2012 performance stock unit awards at 200% of the target level.

In 2012, the Committee also undertook a comprehensive review of the annual equity program in the context of Verizon’s business strategy, feedback from shareholder outreach, and competitive data on the Related Dow Peers. Based on this information, the following changes, described on pages 44-47 of the 2013 proxy statement, were included for the 2012-2014 performance stock unit awards:

•	Added a three-year free cash flow metric; and

•	Lowered the percent of awards that vest at the threshold TSR performance level from 50% to 32% of target while continuing to require above-median TSR performance to receive 100% of target.

The Committee believes that these changes provide an additional focus on Verizon’s strategy to increase profitability and capital efficiency on a long-term basis and continue to improve alignment with shareholders.

Compensation of Chairman and CEO

Mr. McAdam’s total compensation for 2012 as reported in the Summary Compensation Table of the proxy statement was approximately $14,000,000, which includes the 2012 Short-Term Incentive award payout discussed above and the long-term equity awards granted in 2012. The total compensation for 2012 is significantly lower than last year because Mr. McAdam’s reported 2011 compensation included the full value of the one-time equity award granted to him in connection with his appointment as CEO. That equity award is subject to performance conditions, is not payable until July 3, 2016, and any vested award paid must be held for an additional two-year period.

Long-Term Incentive Plan Proposal (Item 4 on the Proxy Card)

We are asking shareholders to approve the performance goals and award limits for performance-based awards under Verizon’s amended 2009 Long-Term Incentive Plan, so as to continue to allow Verizon the opportunity to make awards under the Plan that are tax deductible in compliance with the “performance-based” compensation exception to Section 162(m) of the U.S. Internal Revenue Code and permit Verizon to claim an income tax deduction for the payment of such awards. We are not asking shareholders to approve additional shares under the Plan or any other changes to the terms of the Plan as they were approved by shareholders in 2009.

Shareholder Proposals (Items 5 through 10 on the Proxy Card)

The proxy statement includes six shareholder proposals. The Board recommends that you vote against each of these proposals for the reasons described in the proxy statement. In particular, please note the following:

•

Expand Severance Approval Policy – Verizon already has a severance approval policy, which requires shareholder ratification of any new executive employment agreement or severance agreement that provides for severance benefits with a total cash value exceeding 2.99 times the sum of the executive’s base salary plus target short-term incentive opportunity. The proposal would significantly expand this policy by including the value of outstanding equity awards and each benefit or amount that could be paid out on a termination of employment for any reason in the calculation of severance benefits. Verizon’s performance-contingent equity awards are only earned if three-year performance goals are met. The extent to which the realized value, if any, of outstanding equity awards meets or exceeds the 2.99 times limit cannot be known at grant. By including the full value of these awards, the proposal would effectively subject all of Verizon’s executive compensation arrangements to a binding shareholder vote on an annual basis. The Committee strongly believes that the proposal could have an adverse effect on Verizon’s ability to recruit and retain leadership talent because the annual equity grants that comprise the most significant portion of an executive’s annual compensation could not be finalized until the next shareholders’ meeting and would therefore be subject to uncertainty for an extended period of time. While the Committee supports reasonable and appropriate limits on severance payments, it firmly believes that the existing policy already provides such limits and that the proposal to expand the policy is not in the best interests of shareholders.

•

Adopt Proxy Access Bylaw – Given Verizon’s overall governance structure, the Board believes that the proposed proxy access regime is unnecessary and could result in a less effective Board that includes less independent and qualified individuals. The Board believes that its current director nomination process, in which the Corporate Governance and Policy Committee evaluates all nominees, including individuals recommended by shareholders, is the most appropriate process to ensure that the Board has the independence, professional experience, expertise and commitment to oversee management’s performance and act in the best interests of shareholders. Over the past eighteen months, this process has been effective at placing three new independent Directors on the Verizon Board, all highly qualified individuals who are free from conflicts of interest and have attributes and skills that enhance the effectiveness of the Board. The Board also believes that the proposed proxy access regime is not in the best interests of shareholders because it could result in annual contested elections, which would not only be highly distracting for the Board and management but could also encourage a short-term focus to the management of the business.

•

Lower Threshold for Shareholder Right to Call a Special Meeting to 15% – Under Verizon’s bylaws, any shareholder who owns at least 10%, or multiple shareholders who own at least 25%, of the Company’s stock may call a special meeting. Even so, the proposal asks that this threshold be lowered. A special meeting of shareholders is an extraordinary event that is both costly and time-consuming. The Board has carefully considered this issue in each of the past five years and firmly believes that the current ownership thresholds strike an appropriate balance between the right of shareholders to call a special meeting and the interests of Verizon and its shareholders in promoting the appropriate use of company resources.

•

Provide for Shareholder Right to Act by Written Consent – Verizon’s Board believes that this proposal is unnecessary in the context of Verizon’s overall corporate governance. Shareholders holding far fewer shares than the majority contemplated by the proposal already have the ability to call a special meeting and cause important matters to be addressed in a forum that permits the involvement of all shareholders and constructive engagement with the Board and management.

•

Disclose Lobbying Activities – Verizon’s lobbying activities are already subject to an extensive framework of laws, public disclosure requirements and internal oversight. Moreover, Verizon discloses all of its corporate and PAC political contributions on its website. As a result, the Board believes that the additional disclosures required by the proposal would provide little or no value to shareholders while imposing significant administrative burdens on the Company.

•

Issue Report on Network Neutrality – In view of the extensive information that Verizon makes available about its approach to the public policy issues associated with network management, the Internet and network neutrality, the Board believes that the report requested by the proposal would provide no additional meaningful information to shareholders and would be a waste of corporate resources.

We appreciate your investment in Verizon and your consideration of the proposals in the proxy statement. We encourage you to support the Board’s position on all of the management and shareholder proposals presented in the proxy statement.

Sincerely,

Enclosure

[Pearl Meyer & Partners Letterhead]

[Date]

[Proxy Advisory Firm]

[Salutation]:

Pearl Meyer & Partners serves as the independent compensation consultant to the Human Resources Committee of Verizon’s Board of Directors. As the lead consultant, the Committee asked that I once again reach out to you to continue our dialogue on Verizon’s executive compensation program and ask you to consider and support the Board’s positions on the proposals contained in the 2013 proxy statement, a copy of which is enclosed.

Verizon’s 2012 results reflect its fundamental financial strength and ongoing commitment to growing shareholder value.

•	Revenues totaled $115.8 billion, up 4.5% over 2011;

•	Cash flow generated from operating activities totaled $31.5 billion;

•	Dividends were increased by 3%, the 6th increase in as many years; and

•

Total return to shareholders was 64.7% for the three years ending 2012, which was ahead of the S&P 500, the Dow Jones Industrial Average and the Related Dow Peers (Verizon’s benchmark for compensation).

In 2012, Verizon also seized opportunities in its key strategic growth areas of wireless data, wireline data, and strategic services. In 2012, the Company:

•	Exceeded its aggressive roll-out schedule for the 4G LTE wireless network by reaching over 273 million people by the end of the year;

•	Led the market as the first major wireless carrier to move to account-based wireless billing with the “Share Everything Plan”;

•	Expanded FiOS penetration to 33% for video and 37% for Internet service;

•	Invested approximately $16.2 billion in its networks; and

•	Expanded its enterprise strategic services business through the acquisition of Hughes Telematics.

Management Say on Pay Proposal (Item 3 on the Proxy Card)

Since 2009 Verizon’s shareholders have had an opportunity to cast an advisory vote related to Verizon’s executive compensation. Based on favorable vote results in each of the past four years and direct positive feedback from shareholders through the Company’s semi-annual shareholder outreach program, we believe that Verizon’s executive compensation program deserves your support again this year.

Sound Executive Compensation Practices

Verizon’s Board of Directors has consistently implemented executive compensation practices that are focused on pay-for-performance, with an emphasis on creating long-term shareholder value. Verizon’s compensation program is structured to reflect best practices in governance and executive compensation, including:

•	No executive employment agreements;

•	No cash severance benefits for the CEO;

•	No guaranteed pension and supplemental retirement benefits;

•	No executive perquisite allowances;

•	No tax gross-up payments or single-trigger change in control equity payments;

•	A philosophy that references the 50th percentile of the Related Dow Peers for total compensation opportunity;

•	A “claw back” policy that applies to incentive payments received by an executive who has engaged in financial misconduct;

•	A policy of only engaging an independent compensation consultant; and

•	Requirements that the Board members and executive officers maintain certain stock ownership levels, including a requirement of 7x base salary for the CEO.

Focus on Performance

Approximately 90% of the annual compensation opportunity for Verizon executives is variable, at risk and incentive-based. For 2012, Verizon Short-Term Incentive awards were paid at 90% of the target opportunity, based on Verizon’s results as compared to the challenging performance goals established by the Committee at the beginning of the plan year. For the three-year performance period ending in 2012, Verizon’s relative Total Shareholder Return (TSR) was outstanding, ranking at the 94th percentile of the companies in the Related Dow Peers and resulting in a payout for the 2010-2012 performance stock unit awards at 200% of the target level.

In 2012, the Committee also undertook a comprehensive review of the annual equity program in the context of Verizon’s business strategy, feedback from shareholder outreach, and competitive data on the Related Dow Peers. Based on this information, the following changes, described on pages 44-47 of the 2013 proxy statement, were included for the 2012-2014 performance stock unit awards:

•	Added a three-year free cash flow metric; and

•	Lowered the percent of awards that vest at the threshold TSR performance level from 50% to 32% of target while continuing to require above-median TSR performance to receive 100% of target.

The Committee believes that these changes provide an additional focus on Verizon’s strategy to increase profitability and capital efficiency on a long-term basis and continue to improve alignment with shareholders.

Compensation of Chairman and CEO

Mr. McAdam’s total compensation for 2012 as reported in the Summary Compensation Table of the proxy statement was approximately $14,000,000, which includes the 2012 Short-Term Incentive award payout discussed above and the long-term equity awards granted in 2012. The total compensation for 2012 is significantly lower than last year because Mr. McAdam’s reported 2011 compensation included the full value of the one-time, performance-contingent equity award that was granted in connection with his appointment as CEO.

Long-Term Incentive Plan Proposal (Item 4 on the Proxy Card)

Verizon is asking shareholders to approve the performance goals and award limits for performance-based awards under Verizon’s amended 2009 Long-Term Incentive Plan, so as to continue to allow Verizon the opportunity to make awards under the Plan that are tax deductible in compliance with the “performance-based” compensation exception to Section 162(m) of the U.S. Internal Revenue Code and permit Verizon to claim an income tax deduction for the payment of such awards.

Verizon is not asking shareholders to approve additional shares under the Plan or any other changes to the terms of the Plan as they were approved by shareholders in 2009.

Shareholder Proposals (Items 5 through 10 on the Proxy Card)

The proxy statement includes six shareholder proposals. The Board recommends that you vote against each of these proposals for the reasons described in the proxy statement. The Board asked that I mention to you in particular the following proposals:

•

Expand Severance Approval Policy – Verizon already has a severance approval policy, which requires shareholder ratification of any new executive employment agreement or severance agreement that provides for severance benefits with a total cash value exceeding 2.99 times the sum of the executive’s base salary plus target short-term incentive opportunity. The proposal would significantly expand this policy by including the value of outstanding equity awards and each benefit or amount that could be paid out on a termination of employment for any reason in the calculation of severance benefits. Verizon’s performance-contingent equity awards are only earned if three-year performance goals are met. The extent to which the realized value, if any, of outstanding equity awards meets or exceeds the 2.99 times limit cannot be known at grant. By including the full value of these awards, the proposal would effectively subject all of Verizon’s executive compensation arrangements to a binding shareholder vote on an annual basis. The Committee strongly believes that the proposal could have an adverse effect on Verizon’s ability to recruit and retain leadership talent because the annual equity grants that comprise a significant portion of an executive’s annual compensation could not be finalized until the next shareholders’ meeting and would therefore be subject to uncertainty for an extended period of time. While the Committee supports reasonable and appropriate limits on severance payments, it firmly believes that the existing policy already provides such limits and that the proposal to expand the policy is not in the best interests of shareholders.

•

Adopt Proxy Access Bylaw – Given Verizon’s overall governance structure, the Board believes that the proposed proxy access regime is unnecessary and could result in a less effective Board that includes less independent and qualified individuals. The Board believes that its current director nomination process, in which the Corporate Governance and Policy Committee evaluates all nominees, including individuals recommended by shareholders, is the most appropriate process to ensure that the Board has the independence, professional experience, expertise and commitment to oversee management’s performance and act in the best interests of shareholders. Over the past eighteen months, this process has been effective at placing three new independent Directors on the Verizon Board, all highly qualified individuals who are free from conflicts of interest and have attributes and skills that enhance the effectiveness of the Board. The Board also believes that the proposed proxy access regime is not in the best interests of shareholders because it could result in annual contested elections, which would not only be highly distracting for the Board and management but could also encourage a short-term focus to the management of the business.

As the independent compensation consultant serving Verizon’s Committee, I look forward to continuing our dialogue regarding sound governance and executive compensation practices. The Committee and I appreciate your review of the proposals in the proxy statement. Please feel free to contact me if you would like to arrange a meeting or telephone call.

Sincerely,

Yvonne Chen
Managing Director

Enclosure